Exhibit 23.1

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2024, with respect to the consolidated financial statements included in the Annual Report of B.O.S. Better Online Solutions Ltd. on Form 20-F for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of B.O.S. Better Online Solutions Ltd. on Forms F-3 (File No. 333-273540, 333-249597 and 333-233113) and Forms S-8 (File No. 333-271109, 333-228344, 333-179253, 333-160414, 333-148318, 333-136957 and 333-110696).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

March 31, 2024

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.